As filed with the Securities and Exchange Commission on February 22, 2011

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

CALIX, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	68-0438710
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

1035 N. McDowell Boulevard

Petaluma, CA 94954

(Address of Principal Executive Offices including Zip Code)

Amended and Restated 2006 Equity Incentive Plan, as amended

Amended and Restated 2000 Stock Incentive Plan, as amended

(Full Title of the Plan)

Carl Russo President and Chief Executive Officer Calix, Inc. 1035 N. McDowell Boulevard Petaluma, CA 94954 (707) 766-3000	Copy To: Patrick A. Pohlen, Esq. Latham & Watkins LLP 140 Scott Drive Menlo Park, California 94025 (650) 328-4600

(Name and Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definition of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. Check one:

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities To Be Registered (1)	Amount to be Registered (2)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, $0.025 Par Value	635,929 (5)	$18.56 (3)	$11,802,842.24	$1,370.31
Common Stock, $0.025 Par Value	64,795(6)	$19.16 (4)	$1,241,472.20	$144.13
Total:				$1,514.44

(1)	This registration statement (the “Registration Statement”) registers the issuance of an aggregate of 700,724 shares of the common stock of Calix, Inc. (the “Registrant”), par value $0.025 (the “Common Stock”), issuable pursuant to equity awards assumed by the Registrant in connection with its acquisition of Occam Networks, Inc pursuant to the Agreement and Plan of Merger and Reorganization dated September 16, 2010, by and among the Registrant, Ocean Sub I, Inc., Ocean Sub II, LLC and Occam Networks, Inc (the “Merger Agreement”).
(2)	Pursuant to Rule 416 promulgated under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers an indeterminate number of additional shares that may be offered or issued as a result of stock splits, stock dividends or similar transactions.
(3)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h)(1). The offering price per share is based upon the weighted average exercise price per share (as adjusted by the compensatory award exchange ratio as defined in the Merger Agreement) of outstanding options to purchase 635,929 shares of common stock.
(4)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h)(1) and (c). The offering price is based on the average of the high and low prices of the Common Stock as reported on New York Stock Exchange on February 18, 2011.
(5)	Represents shares subject to outstanding options granted under the Occam Networks, Inc. Amended and Restated 2006 Equity Incentive Plan, as amended, and the Amended and Restated 2000 Stock Incentive Plan, as amended, assumed by the Registrant in connection with its acquisition of Occam Networks, Inc.
(6)	Represents shares subject to outstanding restricted stock units granted under the Occam Networks, Inc. Amended and Restated 2006 Equity Incentive Plan, as amended, assumed by the Registrant in connection with its acquisition of Occam Networks, Inc.

Proposed sale to take place as soon after the effective date of the registration statement as awards under the plans are exercised and/or vest.

EXPLANATORY NOTE

As a result of the consummation of the transactions contemplated by the Agreement and Plan of Merger and Reorganization dated September 16, 2010 (the “Merger Agreement”), by and among the Registrant, Ocean Sub I, Inc., Ocean Sub II, LLC and Occam Networks, Inc. (“Occam”) on February 22, 2011, the Registrant is assuming the outstanding options and restricted stock units of Occam being registered pursuant to this Registration Statement. The adjustments made to determine the number of shares of the Registrant’s common stock, par value $0.025 per share (“Common Stock”), being registered pursuant to this Registration Statement were based on a compensatory award exchange ratio (as defined in the Merger Agreement) of 0.487 shares of Occam common stock, par value $0.001 per share, to one share of the Registrant’s Common Stock.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information called for in Part I of Form S-8 is not being filed with or included in this Form S-8 (by incorporation by reference or otherwise) in accordance with the rules and regulations of the Securities and Exchange Commission (the “SEC”).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

In this registration statement, Calix, Inc. is sometimes referred to as “Registrant,” “we,” “us” or “our.”

Item 3.	Incorporation of Documents by Reference.

The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this registration statement, and later information filed with the SEC will update and supersede this information. We hereby incorporate by reference into this registration statement the following documents previously filed with the SEC:

1.	The Registrant’s Quarterly Report on Form 10-Q for the period ended September 25, 2010, filed with the SEC on October 22, 2010 pursuant to Section 13 of the Exchange Act.

2.	The Registrant’s Quarterly Report on Form 10-Q for the period ended June 26, 2010, filed with the SEC on July 23, 2010 pursuant to Section 13 of the Exchange Act.

3.	The Registrant’s Quarterly Report on Form 10-Q for the period ended March 27, 2010, filed with the SEC on May 7, 2010 pursuant to Section 13 of the Securities Exchange Act of 2934, as amended (the “Exchange Act”).

4.	Each of the Registrant’s Current Reports on Form 8-K filed with the SEC pursuant to Section 13 of the Exchange Act on February 3, 2011, December 8, 2010, November 18, 2010, October 21, 2010 (with respect to Item 8.01 only), September 16, 2010, July 26, 2010 and July 22, 2010 (with respect to Item 5.02 only), in each case only to the extent filed and not furnished.

5.	The description of the Registrant’s common stock contained in the Registrant’s registration statement on Form 8-A (File No. 001-34674), filed by the Registrant with the SEC under Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), on March 23, 2010, including any amendments or reports filed for the purpose of updating such description.

All documents that the Registrant subsequently files pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment to the registration statement which indicates that all of the shares of common stock offered have been sold or which deregisters all of such shares then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of the filing of such documents; except as to any portion of any future annual or quarterly report to stockholders or document or current report furnished under any current or future item of Form 8-K (including current Items 2.02 or 7.01), in each case, that is not deemed filed under such provisions. For the purposes of this registration statement, any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Under no circumstances will any information filed under current items 2.02 or 7.01 of Form 8-K be deemed incorporated herein by reference unless such Form 8-K expressly provides to the contrary.

Item 4.	Description of Securities.

Not Applicable.

Item 5.	Interests of Named Experts and Counsel.

The validity of the common stock registered hereby will be passed upon for us by Latham & Watkins LLP. Persons and entities affiliated with Latham & Watkins LLP beneficially own less than 1% of the Registrant’s common stock.

Item 6.	Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law (the “DGCL”) permits a corporation to include in its charter documents, and in agreements between the corporation and its directors and officers, provisions expanding the scope of indemnification beyond that specifically provided by the current law.

Our amended and restated certificate of incorporation contains provisions that limit the liability of our directors for monetary damages to the fullest extent permitted by Delaware law. Consequently, our directors will not be personally liable to us or our stockholders for monetary damages for any breach of fiduciary duties as directors, except liability for:

•	any breach of the director’s duty of loyalty to us or to our stockholders;

•	any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•	unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law; or

•	any transaction from which the director derived an improper personal benefit.

Our amended and restated certificate of incorporation and amended and restated bylaws provide that we are required to indemnify our directors and officers, in each case to the fullest extent permitted by Delaware law. Our amended and restated bylaws also provide that we are obligated to advance expenses incurred by a director or officer in advance of the final disposition of any action or proceeding, and permit us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in that capacity regardless of whether we would otherwise be permitted to indemnify him or her under the provisions of Delaware law.

We have entered and expect to continue to enter into agreements to indemnify our directors, executive officers and other employees as determined by our board of directors. With specified exceptions, these agreements provide for indemnification for related expenses including, among other things, attorneys’ fees, judgments, fines and settlement amounts incurred by any of these individuals in any action or proceeding. We believe that these bylaw provisions and indemnification agreements are necessary to attract and retain qualified persons as directors and officers.

We also maintain directors’ and officers’ liability insurance.

Item 7.	Exemption from Registration Claimed.

Not Applicable.

Item 8.	Exhibits.

EXHIBIT

4.1*	Occam Networks, Inc.’s Amended and Restated 2000 Stock Incentive Plan, as amended June 2005 (incorporated by reference to Exhibit 10.78 of Occam’s Annual Report on Form 10-K filed on March 30, 2006 (000-30741)).

4.2*	Occam Networks, Inc.’s Amended and Restated 2006 Equity Incentive Plan, amended as of April 1, 2009 (incorporated by reference to Exhibit 10.1 of Occam’s Registration Statement on Form S-8 filed on May 11, 2009 (File No. 333-159124)).

5.1	Opinion of Latham & Watkins LLP.

23.1	Consent of Latham & Watkins LLP (included in Exhibit 5.1).

23.2	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm.

24.1	Power of Attorney (included in the signature page to this registration statement).

*	Indicates management contract or compensatory plan or arrangement.

Item 9.	Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities

(other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Petaluma, State of California, on this 22nd day of February, 2011.

CALIX, INC.

By:	/s/ Carl Russo
Carl Russo
Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below does hereby constitute and appoint Carl Russo and Kelyn Brannon, and each of them, with full power of substitution and full power to act without the other, his or her true and lawful attorney-in-fact and agent to act for him or her in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file this registration statement, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in order to effectuate the same as fully, to all intents and purposes, as they or he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Carl Russo	Chief Executive Officer and Director (Principal Executive Officer)	February 22, 2011
Carl Russo

/s/ Kelyn Brannon	Chief Financial Officer (Principal Financial and Accounting Officer)	February 22, 2011
Kelyn Brannon

/s/ Don Listwin	Director	February 22, 2011
Don Listwin

/s/ Michael Ashby	Director	February 22, 2011
Michael Ashby

/s/ Michael Everett	Director	February 22, 2011
Michael Everett

/s/ Robert Finzi	Director	February 22, 2011
Robert Finzi

/s/ Michael Flynn	Director	February 22, 2011
Michael Flynn

/s/ Adam Grosser	Director	February 22, 2011
Adam Grosser

/s/ Michael Matthews	Director	February 22, 2011
Michael Matthews

EXHIBIT

4.1*	Occam Networks, Inc.’s Amended and Restated 2000 Stock Incentive Plan, as amended June 2005 (incorporated by reference to Exhibit 10.78 of Occam’s Annual Report on Form 10-K filed on March 30, 2006 (000-30741)).

4.2*	Occam Networks, Inc.’s Amended and Restated 2006 Equity Incentive Plan, amended as of April 1, 2009 (incorporated by reference to Exhibit 10.1 of Occam’s Registration Statement on Form S-8 filed on May 11, 2009 (File No. 333-159124)).

5.1	Opinion of Latham & Watkins LLP.

23.1	Consent of Latham & Watkins LLP (included in Exhibit 5.1).

23.2	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm.

24.1	Power of Attorney (included in the signature page to this registration statement).